Exhibit No. 99.1
Regis Corporation Reports Continued Profitability for the First Fiscal Quarter 2024 and the Review of Strategic Alternatives

MINNEAPOLIS, November 1, 2023 -- Regis Corporation (NYSE: RGS), a leader in the haircare industry, today announced financial results for the first fiscal quarter ended September 30, 2023 and that its Board of Directors (the “Board”) intends to evaluate a range of strategic alternatives available to the Company.
Matthew Doctor, Regis Corporation’s President and Chief Executive Officer, commented: "Our first quarter fiscal 2024 financial results reflect the continued improvements and progress we are making in our business. Adjusted EBITDA improved to $7.5 million compared to $3.8 million in Q1 fiscal 2023, and we demonstrated positive net income from operations for the first time since fiscal 2018, with $1.2 million in the quarter.

In addition to the continued progress on profitability, we announced today that we will be reviewing strategic alternatives with the goal of strengthening our balance sheet and positioning Regis for growth. We determined now is the proper time to launch this process, and we’re doing so proactively during a time in which we are not in default – nor projecting to be in default – of any of our debt covenants, have ample liquidity, and can take control of the process. The approximately $190 million of debt, including letters of credit, net of cash we currently have is a direct result of the disruption caused by the COVID-19 pandemic, which drove adjusted EBITDA losses reaching $79 million in fiscal 2021 and cumulative cash needs of $190 million between fiscal 2020 and fiscal 2021. This net debt level compares to an equivalent figure of $32 million in the fiscal quarter ended December 31, 2019. We utilized our revolver to fund our cash needs due to the inability of Regis to qualify for government funding given our size. Since then, we have built the business back from those losses to last-twelve-month adjusted EBITDA of $25 million; however, our profitability in comparison to our capital structure that resulted from the pandemic still represents a levered company. By complementing the initiatives we have in place to drive profitability with a strategic alternatives process aimed to address our balance sheet, we are proactively covering our bases in order to best position Regis for future growth and to maximize value.”

Financial Highlights:
First quarter fiscal 2024 compared to first quarter fiscal 2023:
•System-wide revenue of $306.6 million decreased $9.4 million from $316.0 million and system-wide same-store sales increased 1.8%;
•Operating income of $7.4 million increased $5.0 million from $2.5 million in the 2023 first quarter;
•Franchise adjusted EBITDA of $8.0 million increased $3.0 million from $5.0 million in the 2023 first quarter;
•Net income from continuing operations of $1.2 million increased $3.0 million from a net loss of $1.8 million in the 2023 first quarter; and
•Adjusted EBITDA of $7.5 million increased $3.6 million from $3.8 million in the 2023 first quarter.

Review of Strategic Alternatives:

The Board, together with management and in consultation with our financial advisor and legal counsel, will conduct a process to review and evaluate strategic alternatives to assess proactively the Company’s capital structure. The Board has established a Special Committee to evaluate various strategic alternatives and initiatives. The Company has not set a timetable for the conclusion of its evaluation and does not intend to comment further on developments or status of this process until it deems further disclosure is appropriate or required by law. There can be no assurances as to the outcome or timing of the process, or whether any particular transaction may be pursued or consummated.

The Company is being advised by Jefferies, LLC as its financial advisor and Weil, Gotshal & Manges LLP as its legal advisor.

First Quarter Fiscal Year 2024 Consolidated Results

	Three Months Ended September 30,
(Dollars in millions, except per share data)	2023	2022

Consolidated revenue	$53.4	$61.9
System-wide revenue (1)	306.6	316.0

System-wide same-store sales comps	1.8%	4.5%

Operating income	$7.4	$2.5
Income (loss) from continuing operations	1.2	(1.8)
Diluted income (loss) per share from continuing operations	0.03	(0.04)
Income from discontinued operations	—	3.3
Net income	1.2	1.5
Diluted net income per share	0.03	0.03
Adjusted EBITDA (2)	7.5	3.8
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(1)Represents total sales within the system.
(2)See GAAP to non-GAAP reconciliations within the attached section titled "Non-GAAP Reconciliations."

Consolidated Revenue
Total consolidated revenue in the first quarter 2024 of $53.4 million decreased $8.5 million. The decrease was driven primarily by a reduction in non-margin franchise rental income and the wind down of loss-generating company-owned salons that generated significant revenue.
Operating Income
Regis reported first quarter 2024 operating income of $7.4 million, compared to $2.5 million in the first quarter 2023. The year-over-year improvement in operating income was driven primarily by our lower general and administrative expense structure and the wind down of loss-generating company-owned salons during the last twelve months.

Income (Loss) from Continuing Operations

Regis reported first quarter 2024 net income from continuing operations of $1.2 million, or $0.03 diluted income per share from continuing operations, compared to a net loss from continuing operations of $1.8 million, or $0.04 diluted loss per share from continuing operations, in the first quarter 2023. The year-over-year improvement was driven primarily by an increase in operating income partially offset by an increase in interest expense.
Net Income
The Company reported first quarter 2024 net income of $1.2 million, or $0.03 diluted income per share, compared to net income of $1.5 million, or $0.03 diluted income per share, for the same period last year. Net income decreased year-over-year due to a $3.9 million gain from discontinued operations in the prior year.
Adjusted EBITDA
First quarter adjusted EBITDA of $7.5 million improved $3.6 million, versus adjusted EBITDA of $3.8 million in the same period last year. The improvement in the period was driven by our lower general and administrative expense structure and the wind down of loss-generating company-owned salons.

First Quarter Fiscal Year 2024 Segment Results
Franchise

	Three Months Ended September 30,		Increase (Decrease)

(Dollars in millions) (1)	2023	2022

Royalties	$16.5	$17.2	$(0.7)
Fees	2.6	2.6	—
Product sales to franchisees	0.4	0.4	—
Advertising fund contributions	7.2	8.3	(1.1)
Franchise rental income	24.7	30.3	(5.6)
Total Franchise revenue	$51.4	$58.8	$(7.4)

Franchise same-store sales comps	1.7%	4.6%

Franchise adjusted EBITDA	$8.0	$5.0	$3.0
as a percent of revenue	15.5%	8.5%
as a percent of adjusted revenue (2)	40.7%	24.7%

Total Franchise salons	4,745	5,323	(578)
as a percent of total Franchise and Company-owned salons	98.6%	98.2%
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(1)Variances calculated on amounts shown in millions may result in rounding differences.
(2)Adjusted revenue excludes non-margin revenue. See GAAP to non-GAAP reconciliations within the attached section titled "Non-GAAP Reconciliations."

Franchise Revenue
First quarter franchise revenue was $51.4 million, a $7.4 million, or 12.6%, decrease compared to the prior year quarter. Non-margin franchise rental income decreased $5.6 million due to fewer franchise salons in the current year. Royalties were $16.5 million, a $0.7 million, or 4.1%, decrease versus the same period last year due to fewer franchise salons.
Franchise Adjusted EBITDA
First quarter franchise adjusted EBITDA of $8.0 million improved $3.0 million year-over-year, primarily due to a decrease in general and administrative expense and rent.

Company-Owned Salons

	Three Months Ended September 30,		(Decrease) Increase

(Dollars in millions) (1)	2023	2022

Total Company-owned salon revenue	$1.9	$3.1	$(1.2)
Company-owned same-store sales comps	6.4%	(3.5)%

Company-owned salon adjusted EBITDA	$(0.5)	$(1.2)	$0.7
as a percent of revenue	(26.3)%	(38.7)%

Total Company-owned salons	66	95	(29)
as a percent of total Franchise and Company-owned salons	1.4%	1.8%
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(1)Variances calculated on amounts shown in millions may result in rounding differences.

Company-Owned Salon Revenue
First quarter revenue for the Company-owned salon segment decreased $1.2 million versus the prior year to $1.9 million. The year-over-year decline in revenue was expected and driven by the closure of 29 loss generating company-owned salons over the past twelve months.
Company-Owned Salon Adjusted EBITDA
First quarter Company-owned salon adjusted EBITDA loss improved $0.7 million year-over-year driven primarily by the closure of loss-generating company-owned salons.

Balance Sheet and Cash Flow
The Company ended the first quarter of fiscal year 2024 with $9.3 million in cash and cash equivalents, $186.1 million in outstanding borrowings and total liquidity of $42.4 million. Net cash used in operating activities for the three months ended September 30, 2023 totaled $2.8 million, an improvement of $2.2 million from the prior year.

Non-GAAP reconciliations
For GAAP to non-GAAP reconciliations, please refer to the attached section titled "Non-GAAP Reconciliations." A complete reconciliation of reported earnings to adjusted earnings is included in this press release and is available on the Company’s website at www.regiscorp.com.
Earnings Webcast
Regis Corporation will host a conference call via webcast discussing first quarter results today, November 1, 2023, at 7:30 a.m. Central time. Interested parties are invited to participate in the live webcast by registering for the event at www.regiscorp.com/investor-relations.html. The webcast will include a slide presentation. A replay of the presentation will be available on our website at the same web address.
About Regis Corporation
Regis Corporation (NYSE:RGS) is a leader in the haircare industry. As of September 30, 2023, the Company franchised or owned 4,811 locations. Regis’ franchised and corporate locations operate under concepts such as Supercuts®, SmartStyle®, Cost Cutters®, Roosters® and First Choice Haircutters®. For additional information about the Company, including a reconciliation of certain non-GAAP financial information and certain supplemental financial information, please visit the Investor Relations section of the corporate website at www.regiscorp.com.

CONTACT: REGIS CORPORATION:
Kersten Zupfer
investorrelations@regiscorp.com

This press release contains or may contain “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate,” and “plan.” In addition, the following factors could affect the Company's actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include a potential material adverse impact on our business and results of operations as a result of changes in consumer shopping trends and changes in manufacturer distribution channels; laws and regulations could require us to modify current business practices and incur increased costs; our potential responsibility for Empire Education Group, Inc.'s liabilities; changes in general economic environment; changes in consumer tastes, hair product innovation, fashion trends and consumer spending patterns; compliance with New York Stock Exchange listing requirements; reliance on franchise royalties and overall success of our franchisees’ salons; our salons' dependence on a third-party supplier agreement for merchandise; our franchisees' ability to attract, train and retain talented stylists and salon leaders; the success of our franchisees, which operate independently; data security and privacy compliance and our ability to manage cyber threats and protect the security of potentially sensitive information about our guests, franchisees, employees, vendors or Company information; the ability of the Company to maintain a satisfactory relationship with Walmart; marketing efforts to drive traffic to our franchisees' salons; the successful migration of our franchisees to the Zenoti salon technology platform; our ability to maintain and enhance the value of our brands; reliance on information technology systems; reliance on external vendors; the use of social media; the effectiveness of our enterprise risk management program; ability to generate sufficient cash flow to satisfy our debt service obligations; compliance with covenants in our financing arrangement, access to the existing revolving credit facility, and acceleration of our obligation to repay our indebtedness; the completion and/or results of the strategic alternatives review; limited resources to invest in our business; premature termination of agreements with our franchisees; financial performance of Empire Education Group, Inc.; our ability to close the sale of our ownership stake in Empire Education Group, Inc, the continued ability of the Company to implement cost reduction initiatives and achieve expected cost savings; continued ability to compete in our business markets; reliance on our management team and other key personnel; the continued ability to maintain an effective system of internal control over financial reporting; changes in tax exposure; the ability to use U.S. net operating loss carryforwards; potential litigation and other legal or regulatory proceedings; or other factors not listed above. Additional information concerning potential factors that could affect future financial results is set forth under Item 1A on Form 10-K. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

REGIS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except per share data)

	September 30, 2023	June 30, 2023

ASSETS
Current assets:
Cash and cash equivalents	$9,298	$9,508
Receivables, net	9,697	10,885
Inventories, net	1,011	1,681
Other current assets	14,628	15,164
Total current assets	34,634	37,238

Property and equipment, net	6,336	6,422
Goodwill	173,291	173,791
Other intangibles, net	2,691	2,783
Right of use asset	337,481	360,836
Other assets	25,737	26,307
Total assets	$580,170	$607,377

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$13,069	$14,309
Accrued expenses	26,142	30,109
Short-term lease liability	78,006	81,917
Total current liabilities	117,217	126,335

Long-term debt, net	179,732	176,830
Long-term lease liability	271,942	291,901
Other non-current liabilities	46,543	49,041
Total liabilities	615,434	644,107
Commitments and contingencies
Shareholders' deficit:
Common stock, $0.05 par value; issued and outstanding 45,579,248 and 45,566,228 common shares at September 30, 2023 and June 30, 2023, respectively	2,279	2,278
Additional paid-in capital	65,160	64,600
Accumulated other comprehensive income	8,734	9,023
Accumulated deficit	(111,437)	(112,631)
Total shareholders' deficit	(35,264)	(36,730)
Total liabilities and shareholders' deficit	$580,170	$607,377
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REGIS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
For the Three Months Ended September 30, 2023 and 2022
(Dollars and shares in thousands, except per share data)

	Three Months Ended September 30,
	2023	2022

Revenues:
Royalties	$16,528	$17,180
Fees	2,631	2,553
Product sales to franchisees	384	443
Advertising fund contributions	7,226	8,251
Franchise rental income	24,667	30,330
Company-owned salon revenue	1,936	3,114
Total revenue	53,372	61,871
Operating expenses:
Cost of product sales to franchisees	359	470
General and administrative	10,729	14,361
Rent	1,097	1,753
Advertising fund expense	7,226	8,251
Franchise rent expense	24,667	30,330
Company-owned salon expense (1)	1,490	2,985
Depreciation and amortization	370	1,251
Total operating expenses	45,938	59,401

Operating income	7,434	2,470

Other expense:
Interest expense	(6,188)	(3,817)
Other, net	(200)	(463)

Income (loss) from operations before income taxes	1,046	(1,810)

Income tax benefit (expense)	148	(28)

Income (loss) from continuing operations	1,194	(1,838)

Income from discontinued operations	—	3,306

Net income	$1,194	$1,468

Net income per share:
Basic:
Income (loss) from continuing operations	$0.03	$(0.04)
Income from discontinued operations	0.00	0.07
Net income per share, basic (2)	$0.03	$0.03

Diluted:
Income (loss) from continuing operations	0.03	(0.04)
Income from discontinued operations	0.00	0.07
Net income per share, diluted (2)	$0.03	$0.03

Weighted average common and common equivalent shares outstanding:
Basic	46,640	46,054
Diluted	47,243	46,054
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(1)Includes cost of service and product sold to guests in our Company-owned salons. Excludes general and administrative expense, rent and depreciation and amortization related to Company-owned salons.
(2)Total is a recalculation; line items calculated individually may not sum to total due to rounding.

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REGIS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
For the Three Months Ended September 30, 2023 and 2022
(Dollars in thousands)

	Three Months Ended September 30,
	2023	2022

Cash flows from operating activities:
Net income	$1,194	$1,468
Adjustments to reconcile net income to cash used in operating activities:
Gain from sale of OSP	—	(3,927)
Depreciation and amortization	375	1,035
Deferred income taxes	(59)	28
Non-cash interest	640	—
Stock-based compensation	630	531
Amortization of debt discount and financing costs	747	648
Other non-cash items affecting earnings	238	481
Changes in operating assets and liabilities, excluding the effects of asset sales	(6,589)	(5,321)
Net cash used in operating activities	(2,824)	(5,057)

Cash flows from investing activities:
Capital expenditures	(163)	(184)
Proceeds from sale of OSP, net of fees	—	3,500
Net cash (used in) provided by investing activities	(163)	3,316

Cash flows from financing activities:
Borrowings on credit facility	2,000	6,357
Repayments of long-term debt	(162)	(5,801)
Debt refinancing fees	(152)	(4,341)
Taxes paid for shares withheld	(6)	(13)
Net cash provided by (used in) financing activities	1,680	(3,798)

Effect of exchange rate changes on cash and cash equivalents	(42)	(166)

Decrease in cash, cash equivalents, and restricted cash	(1,349)	(5,705)

Cash, cash equivalents and restricted cash:
Beginning of period	21,396	27,464
End of period	$20,047	$21,759
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REGIS CORPORATION
Same-Store Sales

SYSTEM-WIDE SAME-STORE SALES (1):

	Three Months Ended
	September 30, 2023			September 30, 2022
	Service	Retail	Total	Service	Retail	Total

Supercuts	2.5%	(4.7)%	2.2%	9.7%	(8.0)%	8.9%
SmartStyle	(0.8)	(7.2)	(2.0)	1.0	(18.7)	(3.2)
Portfolio Brands	4.2	(1.5)	3.7	5.1	(10.1)	3.6
Total	2.4%	(4.9)%	1.8%	6.6%	(13.8)%	4.5%
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(1)System-wide same-store sales are calculated as the total change in sales for system-wide franchise and company-owned locations that were open on a specific day of the week during the current period and the corresponding prior period. Quarterly system-wide same-store sales are the sum of the system-wide same-store sales computed on a daily basis. Franchise salons that do not report daily sales are excluded from same-store sales. System-wide same-store sales are calculated in local currencies to remove foreign currency fluctuations from the calculation.
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REGIS CORPORATION
System-Wide Location Counts

	September 30, 2023	June 30, 2023

FRANCHISE SALONS:
Supercuts	2,060	2,082
SmartStyle/Cost Cutters in Walmart Stores	1,373	1,388
Portfolio Brands	1,210	1,223
Total North American salons	4,643	4,693
Total International salons (1)	102	102
Total Franchise salons	4,745	4,795
as a percent of total Franchise and Company-owned salons	98.6%	98.6%

COMPANY-OWNED SALONS:
Supercuts	7	7
SmartStyle/Cost Cutters in Walmart Stores	48	48
Portfolio Brands	11	13
Total Company-owned salons	66	68
as a percent of total Franchise and Company-owned salons	1.4%	1.4%

Grand Total, System-wide	4,811	4,863
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(1)Canadian and Puerto Rican salons are included in the North American salon totals.
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Non-GAAP Reconciliations:
This press release includes a presentation of adjusted EBITDA and adjusted Franchise revenue, which are non-GAAP measures. The non-GAAP measures are financial measures that do not reflect United States Generally Accepted Accounting Principles (GAAP). We believe our presentation of the non-GAAP measures provides meaningful insight into our ongoing operating performance and a supplemental perspective of our results of operations. Presentation of the non-GAAP measures allows investors to review our core ongoing operating performance from the same perspective as management and the Board of Directors. These non-GAAP financial measures provide investors an enhanced understanding of our operations, facilitate investors’ analyses and comparisons of our current and past results of operations and provide insight into the prospects of our future performance. We also believe the non-GAAP measures are useful to investors because they provide supplemental information that research analysts frequently use to analyze financial performance.
Items impacting comparability are not defined terms within U.S. GAAP. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies. We determine the items to consider as "items impacting comparability" based on how management views our business, makes financial, operating and planning decisions and evaluates the Company's ongoing performance.
The following items have been excluded from our non-GAAP adjusted EBITDA results: discontinued operations, one-time professional fees and legal settlements, severance expense, the benefit from lease liability decreases in excess of previously impaired right of use asset, lease termination fees and asset retirement obligation costs.
We present adjusted revenue to provide a meaningful Franchise adjusted EBITDA margin, which removes non-margin revenue from total revenue to arrive at an adjusted margin. Margin is a common metric used by investors, however, the majority of our revenue is offset by equal expense, so it does not contribute to our margin. We remove the non-margin revenue from this metric in order to show a meaningful margin rate.
The method we use to produce non-GAAP results is not in accordance with U.S. GAAP and may differ from methods used by other companies. These non-GAAP results should not be regarded as a substitute for corresponding U.S. GAAP measures, but instead should be utilized as a supplemental measure of operating performance in evaluating our business. Non-GAAP measures do have limitations as they do not reflect certain items that may have a material impact upon our reported financial results. As such, these non-GAAP measures should be viewed in conjunction with our financial statements prepared in accordance with U.S. GAAP.
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REGIS CORPORATION
Reconciliation of U.S. GAAP Net Income to Adjusted EBITDA
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30,
	2023	2022

Consolidated reported net income, as reported (U.S. GAAP)	$1,194	$1,468
Interest expense, as reported	6,188	3,817
Income taxes, as reported	(148)	28
Depreciation and amortization, as reported	370	1,251
EBITDA	$7,604	$6,564

Professional fees and legal settlements	—	708
Severance	—	2
Lease liability benefit	(128)	(602)
Lease termination fees	(13)	458
Discontinued operations	—	(3,306)
Adjusted EBITDA, non-GAAP financial measure	$7,463	$3,824
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REGIS CORPORATION
Reconciliation of Reported Franchise Adjusted EBITDA as a Percent of GAAP Franchise Revenue
to Franchise Adjusted EBITDA as a Percent of Adjusted Franchise Revenue
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30,
	2023	2022

Franchise adjusted EBITDA	$7,960	$4,993
GAAP Franchise revenue	51,436	58,757
Franchise adjusted EBITDA as a percent of GAAP Franchise revenue	15.5%	8.5%
Non-margin revenue adjustments:
Franchise rental income	$(24,667)	$(30,330)
Advertising fund contributions	(7,226)	(8,251)
Adjusted Franchise revenue	$19,543	$20,176
Franchise adjusted EBITDA as a percent of adjusted Franchise revenue	40.7%	24.7%
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